Exhibit (d)(8)

[This is a representative sample form of Eligible Option award agreement. Individual option agreements may vary. If you are a holder of an option, be sure to refer to your own option agreement for the specific terms and conditions of your option.]

CATELLUS DEVELOPMENT CORPORATION

2000 PERFORMANCE AWARD PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

This Award Agreement (“Agreement”) is entered into as of [date] (the “Date of Grant”) between Catellus Development Corporation, a Delaware corporation (“Catellus”), and [name], an employee of Catellus or any of its subsidiaries (the “Executive”).

The Board of Directors of Catellus (the “Board”) wishes to encourage high levels of performance by individuals who contribute to the success of Catellus and to further the identity of interests of the Executive with the stockholders of Catellus by granting the Executive a non-qualified stock option to acquire common stock of Catellus, par value $.01 per share (“Common Stock”), pursuant to the 2000 Performance Award Plan (the “Plan”).

Catellus and the Executive hereby agree as follows:

1. Number of Option Shares. This Agreement evidences the grant by Catellus to the Executive, on the terms, conditions and restrictions set forth herein and in the Plan, of a non-qualified stock option (the “Option”) to purchase, pursuant to this Agreement and the Plan, a total of [number] shares of Common Stock (the “Option Shares”).

2. Option Purchase Price. Upon exercise, the Executive shall pay to Catellus $[closing price of the common stock as of the date of grant, rounded upwards to three decimals] per Option Share (the “Option Purchase Price”).

3. Option Expiration Date. Unless terminated sooner in accordance with the provisions of the Plan or this Agreement, the right to exercise the Option shall expire on [date] (the “Expiration Date”).

4. Vesting Restrictions. The Option shall be exercisable in accordance with the following provisions:

        (a) No portion of the Option may be exercised for any reason until at least six months have elapsed following the Date of Grant (unless exercised subject to the option holding period described in Section 6(a)(4) of the Plan).

        (b) Subject to the provisions of Section 5 of this Agreement, the Option shall become exercisable on and after the dates set forth below (each, a “Vesting Date”) in the following installments:

                (i) The Option may be exercised as to up to [25]% of the Option Shares on and after the [first] anniversary of the Date of Grant.

                (ii) The Option may be exercised as to up to [50]% of the Option Shares on and after the [second] anniversary of the Date of Grant.

                (iii) The Option may be exercised as to up to [75]% of the Option Shares on and after the [third] anniversary of the Date of Grant.

                (iv) The Option may be exercised as to up to the entire number of the Option Shares on and after the [fourth] anniversary of the Date of Grant.

5. Effect of Certain Events on Vesting and Exercise.

        (a) Termination of Employment.

                (i) General. In the event of the termination of the Executive’s employment with Catellus or any of its subsidiaries for any reason, any portion of the Option that (A) has not vested as of such termination, or (B) is vested as of such termination or becomes vested as a result of such termination in accordance with Section 5(a)(ii), 5(a)(iii), or 5(b) of this Agreement and is not exercised within the period specified in Section 5(d) of this Agreement, shall be forfeited.

                (ii) Retirement, Disability or Death. In the event the Executive ceases to be an employee of Catellus or any of its subsidiaries by reason of retirement at or after age 65, disability (defined as the inability of the Executive to continue to perform such Executive’s duties as determined by the Committee (as defined in Section 2 of the Plan)) or death, a portion of the Option will vest equal to (1) the number of Option Shares subject to the Option multiplied by a fraction, the numerator of which is the number of months elapsed between the Date of Grant and the date of retirement, disability or death, and the denominator of which is the number of months between the Date of Grant and the date on which the Option would be fully vested under Section 4 of this Agreement without regard to any provision of this Section 5, less (2) the number of Option Shares already vested under Section 4 of this Agreement, if any, as of the date of retirement, disability or death.

                (iii) Good Reason or Without Cause. In the event the Executive terminates the Executive’s employment with Catellus or any of its subsidiaries for Good Reason (as hereinafter defined), or in the event the Executive involuntarily ceases to be an employee of Catellus or any of its subsidiaries for any reason other than as a result of retirement, disability, death or For Cause (as defined in Section 2 of the Plan), the Option will vest as to the entire number of Option Shares (and will be exercisable as to such entire number of Option Shares without regard to the conditions of Section 4(b) of this Agreement but subject to the option holding period described in Section 6(a)(4) of the Plan). For purposes of this Agreement, “Good Reason” has the meaning provided in any document setting forth the terms of the Executive’s employment; but if “Good Reason” is not defined in any such document, then “Good Reason” will exist if, without the Executive’s express written consent, any of the following occurs: (A) a reduction in the Executive’s annual base salary or maximum bonus potential as in effect on the date hereof or as the same may be increased from time to time (provided that nothing herein shall limit or affect Catellus’ or any of its subsidiaries’ authority and discretion to determine the actual bonus award earned by the Executive; (B) a demotion of the Executive or the assigning of duties to the Executive that are in any substantial respect either inconsistent with or a reduction in the position, authority, or responsibilities of the Executive; (C) a requirement that the Executive live anywhere other than within 50 miles from the site of the Executive’s current residence; (D) a requirement that the Executive’s employment be based anywhere other than within 50 miles from the site of the Executive’s current employment; (E) Catellus is not the surviving entity after a Change of Control (as defined in Section 7(c) of the Plan) and the Executive is not permitted to serve in the same position with the successor, or Catellus or any of its subsidiaries fails to obtain a satisfactory agreement form any such successor to assume and to perform the obligations of Catellus or any of its subsidiaries under any document setting forth the terms of the Executive’s employment; or (F) the failure of Catellus or any of its subsidiaries to fulfill any material obligation arising out of the employment of the Executive after notice thereof and failure of Catellus or any of its subsidiaries to cure such failure within thirty days after such notice.

                (iv) For Cause. In the event of the termination of the Executive’s employment with Catellus or any of its subsidiaries For Cause, any unexercised portion of the Option, whether vested or unvested, shall be immediately forfeited.

        (b) Change of Control. If, following the execution of an agreement providing for a Change of Control or within 12 months after the occurrence of a Change of Control, the Executive’s employment by Catellus or any of its subsidiaries is terminated by Catellus or any of its subsidiaries other than For Cause or by the Executive for Good Reason, the Option shall vest immediately as to the entire number of Option Shares (and will be exercisable as to such entire number of Option Shares without regard to the conditions of Section 4(b) of this Agreement but subject to the option holding period described in Section 6(a)(4) of the Plan).

        (c) Forfeiture. Notwithstanding any other provision herein, any unexercised portion of the Option, whether vested or unvested, shall be immediately forfeited if the Executive (i) is employed by a competitor of, or engaged in any activity in competition with, Catellus or any of its subsidiaries without Catellus’ consent, (ii) divulges without Catellus’ consent any secret or confidential information belonging to Catellus or any of its subsidiaries, or (iii) is engaged in any other activity which would constitute grounds for termination For Cause whether or not the Executive is terminated.

        (d) Exercise Period Following Termination.

                (i) In the event of the termination of the Executive’s employment with Catellus or any of its subsidiaries by reason of death, any unexercised portion of the Option that is or becomes vested upon the Executive’s death in accordance with Section 5(a)(ii) of this Agreement may be exercised by the person or persons who shall have been designated by the Executive as a Beneficiary (as defined in Section 2 of the Plan) or Beneficiaries with respect to the Option pursuant to the Plan or, in the absence of a Beneficiary designation, by the person or persons to whom the Option shall have been transferred by will or by the laws of descent and distribution, at any time within one (1) year following the Executive’s death, but in no event after the Expiration Date.

        (ii) In the event of the termination of the Executive’s employment with Catellus and any of its subsidiaries for any reason other than death or For Cause, any unexercised portion of the Option that is or becomes vested upon such termination in accordance with Section 5(a)(ii), 5(a)(iii), or 5(b) of this Agreement (unless such unexercised portion is forfeited in accordance with Section 5(a)(iv) or 5(c) of this Agreement) may be exercised by the Executive before the date that is three months following such termination of employment, unless Catellus then has a policy providing for window periods for insiders to trade securities that applies to the Executive, and the Next Window Period (as hereinafter defined) expires on a date that is more than three months following the termination of the Executive’s employment, in which case the Executive may exercise the vested and unexercised portion of the Option any time before the expiration of the Next Window Period. In no event may the Executive exercise any unexercised portion of the Option pursuant to this Section 5(d)(ii) after the Expiration Date. For purposes of this Section 5(d)(ii), the “Next Window Period” shall mean the 10-day period beginning on the third trading day following the next public release of Catellus’ summary quarterly or annual financial results by Catellus following the Executive’s termination of employment.

6. Exercise of Option.

        (a) All or a portion of the Option may be exercised in accordance with procedures (including requisite holding periods) established from time to time by the applicable Committee. If shares of Common Stock are tendered as payment, such shares of Common Stock shall be valued at their Fair Market Value (as defined in Section 2 of the Plan) on the date of exercise of the Option.

        (b) No fractional shares, or cash in lieu thereof, shall be issued under the Option.

        (c) As a condition to the grant of the Option, the Executive agrees (i) that Catellus or any of its subsidiaries may deduct from any payments of any kind otherwise due to the Executive from Catellus or any of its subsidiaries the aggregate amount of any federal, state or local taxes of any kind required by law to be withheld with respect thereto or, if no such payments are due or to become due to the Executive, that the Executive shall pay to Catellus or any of its subsidiaries, or make arrangements satisfactory to Catellus or any of its subsidiaries regarding the payment to Catellus or any of its subsidiaries of, such taxes and (ii) that, pursuant to Section 6(a)(3) of the Plan, Catellus or any of its subsidiaries may withhold a portion of the shares of Common Stock otherwise issuable upon the exercise of the Option in order to satisfy any federal, state or local withholding tax obligations, provided that the number of shares which may be so withheld shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such obligations based on the minimum statutory withholding rates for federal, state and local tax purposes that are applicable to such supplemental taxable income. The applicable Committee has approved the offset of shares of Common Stock for such purposes (subject to any applicable legal limitations) and the Executive irrevocably elects this means of payment of such taxes. If any such taxes should become due after the date of exercise, the Executive must pay, or arrange (to the satisfaction of Catellus or any of its subsidiaries) to pay, the amount due.

        (d) No shares of Common Stock shall be issued or transferred upon exercise of the Option unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the applicable Committee.

7. Change in Capitalization. In the event of a change in the capitalization of Catellus due to a stock split, stock dividend, recapitalization, merger, consolidation, combination or similar event, an appropriate adjustment shall be made in the number of Common Shares subject to the Plan, the Option Purchase Price, and/or the kind of shares covered by the Option (including shares of another user), as the applicable Committee may determine, in such Committee’s sole discretion, to be equitably required to prevent dilution or enlargement of the rights of the Executive that otherwise would result from such corporate transaction or event.

8. No Assignability. The Option is not assignable or transferable by the Executive, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). During the lifetime of the Executive, the Option may be exercised only by the Executive or, if the Executive becomes disabled, by the Executive’s guardian or legal representative. The restrictions on exercise and transfer shall not be deemed to prohibit, to the extent permitted by the Committee, transfers without consideration for estate and financial planning purposes. The Executive may designate a Beneficiary or Beneficiaries to receive the Executive’s benefits under the Plan in the event of the Executive’s death, upon forms provided by and subject to conditions imposed by Catellus, and the designation of a Beneficiary or Beneficiaries hereunder shall not constitute a transfer prohibited by the foregoing provisions.

9. Other Provisions.

        (a) Nothing in this Agreement or in the Plan shall confer any right to continue employment with Catellus or any of its subsidiaries nor restrict Catellus or any of its subsidiaries from termination of the employment relationship of the Executive at any time with or without notice, and with or without cause.

        (b) Nothing in this Agreement or in the Plan shall confer any rights as a stockholder upon the Executive or any other person entitled to exercise the Option with respect to any Option Shares covered by the Option until such time as the Executive or such other person shall have become the holder of record of such Option Shares.

        (c) The Executive acknowledges receipt of a copy of the Plan and the Plan Prospectus, each of which is made a part hereof by this reference, and agrees to be bound by the terms thereof. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

        (d) The Executive acknowledges that the Plan may, in accordance with its terms, be terminated, modified or amended at any time, but that no such termination, modification or amendment may, without the Executive’s consent, adversely affect the rights of the Executive under the Option. The Executive further acknowledges that the grant of the Option or of any other option in one year or at one time does not in any way obligate Catellus to make a grant of an option at any future time or in any given amount.

        (e) In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

        (f) The rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, Catellus, the Executive and the Executive’s representatives and Beneficiaries.

        (g) Any communication under this Agreement shall be in writing and addressed to Catellus at 201 Mission Street, 2nd Floor, San Francisco, California 94105, Attention: Secretary, and to the Executive at the address given beneath the Executive’s signature, or at such other address as either party may hereafter designate in writing to the other.

        (h) The interpretation, performance and enforcement of the Option and this Agreement shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CATELLUS:

CATELLUS DEVELOPMENT CORPORATION,
a Delaware corporation

By:
[name]
Secretary

EXECUTIVE:

[name]
[street address]
[city, state and zip]